Exhibit 4.4
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
The following summary of BigBear.ai Holdings, Inc.’s (the “Company’s” or “BigBear’s”) securities does not purport to be complete and is subject to our second amended and restated certificate of incorporation, our amended and restated bylaws and the provisions of applicable law. Copies of our second amended and restated certificate of incorporation, amended and restated bylaws, are filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit 4.4 is a part.
DESCRIPTION OF CAPITAL STOCK
General
The Second Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) authorizes the issuance of 500,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of December 31, 2021, there were 135,566,227 shares of Common Stock outstanding, held of record by approximately ten holders of Common Stock, no shares of preferred stock outstanding and 12,326,472 warrants outstanding held of record by approximately four holders of warrants. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.
Common Stock
Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Unless specified in the Certificate of Incorporation, or as required by applicable provisions of the Delaware General Corporation Law (“DGCL”) or applicable stock exchange rules, the affirmative vote of a majority of our shares of Common Stock that are voted is required to approve any such matter voted on by our stockholders. Our stockholders are entitled to receive ratable dividends when, as and if declared by our board of directors (the “Board” or “Board of Directors”) out of funds legally available therefor.
Our Board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.
In the event of a liquidation, dissolution or winding up of the Company, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the Common Stock.
Our stockholders have no conversion, preemptive or other subscription rights. Stockholders of GigCapital4 who sold or converted their stock into their share of the Trust Account still have the right to exercise the warrants that they may hold.
Preferred Stock
There are no shares of preferred stock outstanding. Our Certificate of Incorporation authorizes the issuance of 1,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our Board. No shares of preferred stock were issued or registered in connection with the Business Combination. Accordingly, our Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although the Company does not currently intend to issue any shares of preferred stock, the Company cannot assure you that it will not do so in the future.

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Warrants
As of December 31, 2021, there were 12,326,472 warrants outstanding, of which 11,959,939 were public warrants and 366,533 are Private Placement Warrants. Each warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time.
Only whole warrants are exercisable. The public warrants will expire at 5:00 p.m., New York City time, on December 7, 2026, the fifth anniversary of our completion of an initial business combination, or earlier upon redemption.
No public warrants will be exercisable for cash unless the Company has an effective and current prospectus covering the shares of Common Stock issuable upon exercise of the warrants and a current prospectus relating to such shares of Common Stock. Notwithstanding the foregoing, if a prospectus covering the issuance of the shares of Common Stock issuable upon exercise of the public warrants is not effective within 90 days from the closing of the Business Combination (the “Closing”), warrant holders may, until such time as there is an effective prospectus and during any period when the Company shall have failed to maintain an effective prospectus, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”). If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis.
The Private Placement Warrants are identical to the public warrants except that such Private Placement Warrants will be exercisable for cash (even if a prospectus covering the issuance of the warrant shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by GigAcquisitions4, LLC, Nomura Securities International, Inc. and Oppenheimer & Co. Inc. (the “Initial Stockholders”) or their affiliates.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (excluding the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption, which the Company refers to as the 30-day redemption period; and
•if, and only if, the last reported sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants unless a prospectus under the Securities Act covering the issuance of the warrant shares underlying the warrants to be so redeemed is then effective and a current prospectus relating to those warrant shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the warrants become redeemable by the Company, it may exercise our redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
If the foregoing conditions are satisfied and the Company issues a notice of redemption, each warrant holder may exercise his, her or its warrants prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 exercise price (as adjusted) after the redemption notice is issued.
The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the

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then-prevailing share price and the exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.
If the Company calls the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In making such determination, our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of warrant shares issuable upon exercise of outstanding warrants. In such event, the holder would pay the exercise price by surrendering the warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the warrants to be so exercised, and the difference between the exercise price of the warrants and the fair market value by (y) the fair market value.
A holder of a warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) multiplied by (ii) one (1), minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value of such share. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume-weighted average price of Common Stock as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if the Company, at any time while the warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with the Business Combination, (d) as a result of the repurchase of shares of Company Stock if the Business Combination is presented to the stockholders of the Company for approval, or (e) in connection with the redemption of our public shares upon our failure to complete the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.
If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of

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Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by Company stockholders as provided for in the proposed Certificate of Incorporation or as a result of the repurchase of shares of Common Stock by us if the Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus the Black- Scholes Warrant Value (as defined in the warrant agreement) of the warrant in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
Dividends
The Company has not paid any cash dividends on our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash is within the discretion of our Board at such time. In addition, our

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Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if the Company incurs any indebtedness, our ability to declare dividends may be limited by restrictive covenants the Company may agree to in connection therewith.
Election of Directors
The Board is divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting of the stockholders of GigCapital4 held on December 3, 2021 (the “Special Meeting”), Class I directors were elected to an initial one-year term (and three-year terms subsequently), the Class II directors were elected to an initial two-year term (and three-year terms subsequently) and the Class III directors were elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
Our Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. The Company has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Section 203 of the DGCL
BigBear is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:
•a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);
•an affiliate of an interested stockholder; or
•an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.
A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:
•the Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
•after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of Common Stock; or
•on or subsequent to the date of the transaction, the business combination is approved by the Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.
Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws
    Our Certificate of Incorporation provides that the Board is classified into three classes of directors of

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approximately equal size. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at three or more annual meetings. Furthermore, because the Board is classified, directors may be removed only with cause by a majority of our outstanding shares.
    In addition, the Certificate of Incorporation does not provide for cumulative voting in the election of directors. Our authorized but unissued Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Special Meeting of Stockholders
    The Certificate of Incorporation provides that special meetings of our stockholders may be called only by the Chairman of the Board or the Board pursuant to a resolution adopted by a majority of the Board. Stockholders of BigBear will not be eligible and has no right to call a special meeting.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
    Our Bylaws dated December 7, 2021 (the “Bylaws”) provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Company’s Secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained in the annual proxy statement. The Certificate of Incorporation specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the Bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Company of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Listing of Securities
The Company’s Common Stock and warrants are listed on the NYSE under the symbols “BBAI” and “BBAIW,” respectively.

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DESCRIPTION OF DEBT SECURITIES
    The following description of the notes is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to the indenture relating to the 6.00% convertible senior notes due 2026, dated as of December 7, 2021(the “Indenture”), among BigBear.ai Holdings, Inc., the guarantors party thereto and

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Wilmington Trust, National Association, as trustee (the “Trustee”). The indenture is an exhibit to the Annual Report on Form 10-K with which this Exhibit 4.2 is filed or incorporated by reference. We encourage you to read the indenture, as supplemented, for additional information.

2026 Convertible Notes
On December 7, 2021, we issued the 2026 Convertible Notes in the aggregate principal of $200.0 million. The 2026 Convertible Notes are governed by the Indenture. The 2026 Convertible Notes bear interest at a rate of 6.00% per annum, payable semiannually, are convertible into shares of Common Stock at an initial conversion price of $11.50 (subject to adjustment as described in the Indenture) in accordance with the terms thereof, and shall mature on December 15, 2026. The full amount of the 2026 Convertible Notes remains outstanding and may not be redeemed or repaid by the Company prior to maturity. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Indenture.
Maturity and Interest
The 2026 Convertible Notes will mature on December 15, 2026, unless earlier converted or repurchased.
The 2026 Convertible Notes will bear interest at a rate of 6.00% per annum until conversion, redemption or repurchase. Interest accrues from the issue date or from the most recent date on which interest has been paid. Interest is payable annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2022. Accrued interest on the 2026 Convertible Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
Ranking
The 2026 Convertible Notes are general senior obligations of the Company and:
•rank pari passu in right of payment with all existing and future senior indebtedness of the Company;
•are effectively senior to all of the Company’s subordinated indebtedness; and
•are guaranteed on a senior basis by the Guarantors (as defined below).
The Guarantees (as defined below) are general senior obligations of each Guarantor and:
•rank pari passu in right of payment with all existing and future senior indebtedness of such Guarantor; and
•are effectively senior to all of such Guarantor’s subordinated indebtedness.
Certain Covenants
The 2026 Convertible Notes are subject to various covenants that restrict the Company’s and its Subsidiaries’ ability to, among other things:
•make restricted payments;
•incur or guarantee indebtedness or issue disqualified stock;
•create, incur or assume any Lien;

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•make any payment to, or sell, lease, transfer or otherwise dispose of properties or assets or enter into transactions with any Affiliate of the Company;
•sell or transfer interest in its Material Intellectual Property; or
•merge or consolidate with other companies or transfer all or substantially all of the Company’s assets.
Notes Guarantees
Certain subsidiaries of the Company, BigBear.ai Intermediate Holdings, LLC, BigBear.ai, LLC, NuWave Solutions, L.L.C., PCI Strategic Management, LLC, Pro Model Government Solutions, Inc. and Open Solutions Group, LLC (each a “Guarantor” and collectively, the “Guarantors”), have jointly and severally, fully and unconditionally guaranteed the obligations under the 2026 Convertible Notes as to payment of principal of and premium, if any, and interest when and as the same shall become due and payable (the “Guarantees”).
A Guarantee will be automatically and unconditionally terminated, and the relevant Guarantor will be automatically and unconditionally released and relieved of any obligations under its Guarantee and the Indenture in the event of:
•upon a sale, transfer, exchange or other disposition (including by way of consolidation or merger) of Capital Stock of such Guarantor following which the applicable Guarantor ceases to be a Subsidiary or the sale, transfer, exchange or other disposition of all or substantially all the properties and assets of the applicable Guarantor (other than to the other Guarantors) otherwise not prohibited by the Indenture;
•upon the release or discharge of such Guarantor’s obligations under the Credit Agreement or other Indebtedness that resulted in the creation of such Guarantee other than, in each case, a release or discharge through payment thereon;
•upon the merger, amalgamation or consolidation of any Guarantor with and into the Company or another Guarantor or upon the liquidation of such Guarantor, in each case, in compliance with the Indenture;
•upon the satisfaction and discharge of the 2026 Convertible Notes; or
•as permitted by Article 10 of the Indenture.
Company’s Mandatory Conversion Option
On or after December 15, 2022 and prior to the close of business on October 7, 2026, the Company may, at its option, elect to convert the original principal amount of the 2026 Convertible Notes in whole but not in part if (x) the Last Reported Sale Price of the Common Stock for at least twenty (20) Trading Days (whether or not consecutive) during the period of thirty (30) consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter (the “Mandatory Conversion Determination Date”) is greater than or equal to 130% of the Conversion Price on each applicable Trading Day and (y) the 30-Day ADTV ending on, and including, the Mandatory Conversion Determination Date is greater than or equal to $3,000,000 for the first two (2) years after the initial issuance of the 2026 Convertible Notes hereunder and $2,000,000 thereafter (the “Company Mandatory Conversion Condition”).
To exercise the Company Mandatory Conversion Right, the Company will send notice of the Company’s election (a “Mandatory Conversion Notice”) to Holders, the Trustee and the Conversion Agent no later than the fifth (5th) Business Day following the Mandatory Conversion Determination Date.

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Adjustment of Conversion Rate
The Conversion Rate shall be adjusted from time to time by the Company upon the occurrence of certain events described in the Indenture.
Events of Default
Each of the following events shall be an “Event of Default” with respect to the 2026 Convertible Notes:
(a)default in any payment of interest on any 2026 Convertible Note when due and payable, and the default continues for a period of thirty (30) days;
(b)default in the payment of principal or premium, if any, of any 2026 Convertible Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;
(c)failure by the Company to comply with its obligation to convert the 2026 Convertible Notes in accordance with the Indenture, and such failure continues for three (3) Business Days;
(d)failure by the Company to issue a Fundamental Change Company Notice in accordance with Repurchase at Option of Holders Upon a Fundamental Change when due, and such failure continues for five (5) Business Days;
(e)failure by the Company to comply with its obligations under Consolidation, Merger, Sale, Conveyance and Lease;
(f)failure by the Company for sixty (60) days after receipt by the Company of written notice from the Trustee or the Holders of at least 25% in aggregate principal amount of the 2026 Convertible Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the 2026 Convertible Notes or the Indenture;
(g)default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $35,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in aggregate principal amount of 2026 Convertible Notes then outstanding in accordance with the Indenture;
(h)a final judgment or judgments for the payment of $35,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance policies issued by insurers believed by the Company in good faith to be credit-worthy) in the aggregate rendered against the Company or any Significant Subsidiary of the Company, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished;
(i)the Company or any Significant Subsidiary commencing a voluntary case or other proceeding seeking liquidation, reorganization or other similar relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment

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of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due;
(j)an involuntary case or other proceeding commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other similar relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; or
(k)any Guarantee ceasing to be in full force and effect, other than in accordance with the terms of the Indenture, or any Guarantor denying or disaffirming its obligations under its Guarantee or giving notice to such effect.
If one or more Events of Default shall have occurred and be continuing, then, and in each and every such case (other than an Event of Default specified in (i) or (j) above with respect to the Company), unless the principal of all of the 2026 Convertible Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the 2026 Convertible Notes then outstanding determined in accordance with the section of the Indenture on Company-Owned Notes Disregarded, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, premium, if any, of and accrued and unpaid interest on, all the 2026 Convertible Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable. If an Event of Default specified in (i) or (j) above with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all 2026 Convertible Notes shall become and shall automatically be immediately due and payable.
The Company shall deliver to the Trustee within one hundred twenty (120) days after the end of each fiscal year of the Company (beginning with the fiscal year ending on December 31, 2021) an Officer’s Certificate stating whether the signers thereof have knowledge of any failure by the Company or its Subsidiaries to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.
In addition, the Company shall deliver to the Trustee within thirty (30) days after an Officer of the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such notice if such Default has been cured.
Modification and Amendment
Without the consent of any Holder, the Company and the Guarantors, when authorized by the resolutions of their respective Boards of Directors (or similar governing body) and the Trustee, at the Company’s sole expense, may from time to time and at any time amend or supplement the Indenture or the 2026 Convertible Notes in writing for one or more of the following purposes: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to provide for the assumption by a successor Person of the obligations of the Company or a Guarantor under the Indenture or the 2026 Convertible Notes in accordance with the Indenture or to provide for the release of any Guarantor in accordance with the Release of Guarantee section of the Indenture; (iii) to add additional guarantees with respect to the 2026 Convertible Notes; (iv) to secure the 2026 Convertible Notes or the Guarantees; (v) to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company; (vi) to make any change that, as determined by the Board of Directors of the Company in good faith, does not adversely affect the rights of any Holder; (vii) in connection with any Share Exchange Event, to provide that the 2026 Convertible Notes are convertible into Reference Property, subject to the provisions of the Conversion Procedure; Settlement Upon Conversion section of the Indenture, and make such related changes to the terms of the 2026 Convertible Notes to the extent expressly required by the Effect of Recapitalizations, Reclassifications and Changes of the Common Stock section of the Indenture; (vii) comply with

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any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act to the extent the Indenture is qualified thereunder; (viii) provide for the appointment of a successor Trustee, Note Registrar, Paying Agent or Conversion Agent; (ix) comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder; (x) increase the Conversion Rate as provided in the Indenture; or (xi) to make any change to comply with rules of the Depositary, so long as such change does not adversely affect the rights of any Holder, as certified in good faith by the Company in an Officer’s Certificate.
Upon the written request of the Company and subject to the section Evidence of Compliance of Supplemental Indenture to be Furnished to the Trustee in the Indenture, the Trustee is hereby authorized to, and shall, join with the Company and the Guarantors in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise.
Any supplemental indenture authorized by the provisions in the paragraph above may be executed by the Company, the Guarantors and the Trustee without the consent of the Holders of any of the 2026 Convertible Notes at the time outstanding, notwithstanding any of the provisions of of the paragraphs below.
With the consent (evidenced as provided in the Concerning the Holders article of the Indenture) of the Holders of at least a majority of the aggregate principal amount of the 2026 Convertible Notes then outstanding (determined in accordance with the Concerning the Holders article of the Indenture and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, 2026 Convertible Notes), the Company and the Guarantors, when authorized by the resolutions of their respective Boards of Directors (or similar governing body) and the Trustee, at the Company’s sole expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, any supplemental indenture or the 2026 Convertible Notes or of modifying in any manner the rights of the Holders;
provided, however, that, without the consent of (i) in the case of clause (x) below, holders of at least 75% of the aggregate principal amount of the 2026 Convertible Notes then Outstanding (determined in accordance with the Concerning the Holders article of the Indenture and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, 2026 Convertible Notes) or (y) in all other cases, each Holder of an outstanding Note affected, no such supplemental indenture shall: (i) reduce the principal amount of 2026 Convertible Notes whose Holders must consent to an amendment; (ii) reduce the rate of or extend the stated time for payment of interest, including any default interest, on any Note; (iii) reduce the principal amount of any 2026 Convertible Notes, reduce the premium payable upon the conversion of the 2026 Convertible Notes, or extend the Maturity Date of any Note; (iv) make any change that adversely affects the conversion rights of any 2026 Convertible Notes other than as expressly permitted or required by the Indenture; (v) reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise; (vi) make any Note payable in a currency, in a form, or at a place of payment, other than that stated in the Note; (vii) change the ranking or priority of the 2026 Convertible Notes; (viii) impair the right of any Holder to institute suit for the enforcement right to receive payment or delivery, as the case may be, of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest, if any, on, and the consideration due upon conversion of, its 2026 Convertible Notes, on or after the respective due dates expressed or provided for in the 2026 Convertible Notes or the Indenture; (ix) make any change in this section that requires each Holder’s consent or in the waiver provisions in the section Acceleration; Recession and Annulment or the Direction of Proceedings and Waiver of Defaults by Majority of Holders sections of the Indenture; (x) release any Guarantor from any of its obligations under its Guarantee otherwise than in accordance with the terms contained in the Indenture; or (xi) provide for the issuance of additional 2026 Convertible Notes except as permitted in the Indenture.
Upon the written request of the Company, and upon the delivery to the Trustee of evidence of the consent of Holders as aforesaid and subject to the Evidence of Compliance of Supplemental Indenture to be Furnished to the Trustee section of the Indenture, the Trustee shall join with the Company and the Guarantors in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.
Holders do not need under this section to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such supplemental

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indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.
Governing Law
The Indenture and the 2026 Convertible Notes are governed by, and construed in accordance with, the laws of the State of New York.
Trustee

    Wilmington Trust, National Association is the trustee under the Indenture governing the 2026 Convertible Notes.

Listing

    The 2026 Convertible Notes will not be listed on any securities exchange.

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